Exhibit 10(ix)

W.W. GRAINGER, INC.

SUPPLEMENTAL PROFIT SHARING PLAN II

(Effective January 1, 2005, and as amended and restated effective January 1, 2008)

W.W. GRAINGER, INC.

SUPPLEMENTAL PROFIT SHARING PLAN II

(Effective January 1, 2005, and as amended and restated effective January 1, 2008)

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W.W. GRAINGER, INC.

SUPPLEMENTAL PROFIT SHARING PLAN II

(Effective January 1, 2005, and as amended and restated effective January 1, 2008)

ARTICLE ONE

PURPOSE AND EFFECTIVE DATE

1.1     Purpose of Plan. The purpose of this W.W. Grainger, Inc. Supplemental Profit Sharing Plan II is to provide key executives with profit sharing and retirement benefits commensurate with their current compensation unaffected by limitations imposed by the Internal Revenue Code on qualified retirement plans. The Plan is intended to constitute an excess benefit plan, as defined in Section 3(36) of ERISA, and a “top hat” plan, as defined in Section 201(2) of ERISA. The Plan is also intended to comply with the requirements of Code Section 409A.

1.2       Effective Date. The Plan is a continuation of the W.W. Grainger, Inc. Supplemental Profit Sharing Plan that was originally established effective as of January 1, 1983. The terms of the Original Plan as in effect on December 31, 2004 will continue to govern the benefits that were earned and vested (as adjusted for earnings and losses thereon), as defined in Code Section 409A, as of December 31, 2004 (including vested amounts credited to Participants’ accounts relating to the 2004 Plan Year). The Plan will govern benefits that are earned and/or become vested on and after January 1, 2005. The Plan, as amended and restated as evidenced by this document, will govern benefits that are earned and/or become vested on and after January 1, 2005.

ARTICLE TWO

DEFINITIONS

2.1       Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

(a)

“Affiliate” shall mean any corporation or enterprise, other than the Company, which, as of a given date, is a member of the same controlled group of corporations, the same group of trades or businesses under common control, or the same affiliated service group, determined in accordance with Code Sections 414(b), (c), (m) and (o), as is the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(c)	“Committee” shall mean the Profit Sharing Trust Committee.
(d)	“Company” shall mean W.W. Grainger, Inc., a corporation organized under the laws of the State of Illinois, and subsidiaries thereof.

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(e)	“Disability” shall mean:
(i)

The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)

The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s short term or long term disability plan; or

(iii)	The Participant is determined to be totally disabled by the Social Security Administration; or
(iv)

The Participant is determined to be “disabled” under the Company’s long term disability plan, provided that the definition of “disabled” under such long term disability plan complies with the requirements of subsections (i) and (ii) above.

(f)	“Employee” shall mean any person who is employed by the Company.
(g)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
(h)

“Hardship” shall mean an unforeseeable emergency that is a severe financial hardship of the Participant resulting from (A) an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code Section 152(a); (B) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a nature disaster); or (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An occurrence or event will not be determined to be a Hardship to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship.

(i)	“Original Plan” shall mean the W.W. Grainger, Inc. Supplemental Profit Sharing Plan that was originally established effective as of January 1, 1983 and as amended through March 3, 2004.

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(j)	“Participant” shall mean any Employee selected by the Committee to participate in this Plan pursuant to Article Four or any individual with an account balance under the Plan.
(k)	“Plan” shall mean this W.W. Grainger, Inc. Supplemental Profit Sharing Plan II.
(l)	“Plan Year” shall mean the calendar year.
(m)	“Profit Sharing Plan” shall mean the W.W. Grainger, Inc. Employees Profit Sharing Plan as amended from time to time.
(n)

“Separation from Service” means the Participant’s death, retirement or other termination of employment with the Company and all Affiliates. For purposes of this definition, a “termination of employment” shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company and any Affiliate after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor), would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than thirty-six (36) months).

2.2       Gender and Number. Except when otherwise indicated by the context, any masculine term used in this plan also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

ARTICLE THREE

ADMINISTRATION

3.1       Administration by Committee. The Plan shall be administered by the Committee, which is appointed by the Board of Directors of the Company to administer this Plan and the Profit Sharing Plan.

3.2       Authority of Committee. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to designate Participants, and to make all determinations that it deems necessary or advisable for the administration of the Plan.

ARTICLE FOUR

ELIGIBILITY

4.1       Participants. The Committee shall select the Employee or Employees who shall participate in this Plan, subject to the limitations set forth in Section 4.2. Once an Employee is

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designated a Participant, he shall remain a Participant for the purposes specified in Section 5.1 until the earlier of his death, Disability, or Separation from Service, and he shall remain a Participant for the purposes specified in Section 5.2 until all amounts in his account have been distributed to him (or on his behalf).

4.2       Limitations on Eligibility. The Committee may select as Participants in this Plan only those Employees who are “Eligible Employees” in the Profit Sharing Plan (as defined therein) and whose share of contributions and forfeitures under the Profit Sharing Plan are limited by:

(a)	Section 415 of the Code; or
(b)

Any other provision of the Code or ERISA, provided that the Employee is among “a select group of management or highly compensated Employees” of the Company, within the meaning of Sections 201, 301, and 401 of ERISA, such that the Plan with respect to benefits attributable to this subsection (b) qualifies for a “top hat” exemption from most of the substantive requirements of Title I of ERISA.

ARTICLE FIVE

BENEFITS AND ACCOUNTS

5.1       Accounts. An account shall be established for each Participant. Each year there shall be credited to each Participant’s account the difference between (a) the aggregate amount of Company contributions and forfeitures that would have been allocated to the account of the Participant in the Profit Sharing Plan without regard to the contribution limitations described in Section 4.2 hereof; and (b) the amount of Company contributions and forfeitures actually allocated to the account of the Participant in the Profit Sharing Plan.

5.2       Earnings. In addition to the credit under Section 5.1, if any, earnings shall be credited to each Participant’s account based on the applicable earnings factor. For purposes of the Plan, the applicable earnings factor for any Participant shall be the rate of return on the investment alternatives that are offered under the Plan and in which the Participant has elected to have his Plan account deemed to be invested. Unless otherwise specified by the Committee, the investment alternatives offered under the Plan shall be the same investment alternatives that are available for investment of Participants’ accounts under the Profit Sharing Plan. The Committee shall establish uniform and nondiscriminatory rules and procedures pursuant to which Participants may elect among the applicable investment alternatives; provided, however, that if a Grainger stock fund is offered as an investment alternative under the Plan, such investment alternative shall be subject to the same restrictions as apply to an investment in the Grainger Stock Fund under the Profit Sharing Plan. Adjustments to Participants’ accounts under the Plan to reflect the earnings factor shall be made at the same time and in the same manner as earnings are credited to Participants’ accounts under the Profit Sharing Plan. Notwithstanding any other provisions of this Section 5.2, any investment elections in effect under the Profit Sharing Plan on December 31, 2005 shall apply for purposes of the Plan thereafter unless and until changed by the Participant. Notwithstanding a Participant’s election with respect to the investment of his or her account under the Plan, any such investment election shall be hypothetical, neither the

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Company nor the Committee shall have any obligation to purchase any investment to provide benefits under the Plan and, in the event the Company does purchase an investment, such investment shall be for the sole benefit of the Company and Plan Participants shall have no rights under or with respect to such investment.

5.3       Distribution Upon Separation from Service. In the event of a Participant’s Separation from Service for any reason other than death, except as provided in the next succeeding paragraph, the Participant’s vested account balance under this Plan shall become payable to the Participant in the form of a lump sum payment paid during the seventh calendar month after the end of the calendar month in which Separation from Service occurs.

An Employee may, at any time prior to becoming a Participant in this Plan (or within thirty (30) days after the first Plan Year in which he/she earns a benefit under the Plan) elect, in accordance with procedures established by the Committee, to receive his accounts in from 2 to 15 annual installments rather than in a lump sum. An Employee who becomes a Participant in this Plan on or after January 1, 2005 and on or before December 31, 2008 (including an Employee who was a Participant in the Original Plan and who continues as a Participant in this Plan), may elect on or before December 31, 2008, in accordance with procedures established by the Committee, to receive installment payments rather than a lump sum payment; provided that such election may only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008; provided, further, that any election made prior to 2008 may only apply to amounts that would not otherwise be payable during the year in which the election is made and may not cause an amount to be paid in the year in which the election is made that would otherwise not be paid in that year. The elections described in the preceding two sentences shall be invalid if the Participant’s vested account balance in this Plan at the time of Separation from Service is less than $100,000, in which case such account balance shall be paid in a single lump sum as provided in the preceding paragraph.

If a Participant elects to receive installment payments, the first annual installment shall be paid to the Participant during the seventh calendar month after the end of the calendar month in which Separation from Service occurs. Any remaining installments shall be paid in the first calendar quarter of each subsequent year.

The amount of each annual installment shall be equal to the quotient obtained by dividing the value of the Participant’s vested account balance on the effective date of the related employment termination (and on the date of each subsequent installment, as appropriate) by the number of years remaining in the distribution period including that installment. The Participant’s vested account balance shall continue to accrue earnings, as specified in Section 5.2, until the entire vested account balance has been paid.

5.4       Death Benefit. In the event of a Participant’s death, the Participant’s entire remaining account balance shall be paid in a lump sum, within ninety (90) days after the end of the calendar quarter in which such death occurs, to the Participant’s beneficiary, as such beneficiary was designated by the Participant in accordance with the Company’s beneficiary designation procedures.

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In the event a Participant dies without having designated a beneficiary, or with no surviving beneficiary, the Participant’s account balance shall be paid in a lump sum to the Participant’s estate within ninety (90) days after the end of the calendar quarter in which death occurs.

5.5       Hardship Distribution. Notwithstanding the terms and conditions of Section 5.3, a Participant may at any time on or after his Separation from Service petition the Committee to request that payment of a portion or all of his remaining vested account balance be made in a lump sum due to circumstances of Hardship. Amounts distributed pursuant to a Hardship may not exceed the amounts necessary to satisfy such Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the Hardship distribution. The Committee, at its sole discretion, shall make a binding determination as to whether such a Hardship exists.

ARTICLE SIX

VESTING

6.1       Vesting. Subject to Section 8.1, each Participant shall become vested in his account balance under this Plan at the same rate and at the same time as he becomes vested in his account balance in the Profit Sharing Plan.

ARTICLE SEVEN

AMENDMENT AND TERMINATION

7.1       Amendment. The Company shall have the power at any time and from time to time to amend this Plan by resolution of its Board of Directors, provided that no amendment shall be adopted the effect of which would be to deprive any Participant of his vested interest in his account under this Plan; except that the Board of Directors may adopt any prospective or retroactive amendment that it determines is necessary for the Plan to maintain its compliance with Code Section 409A.

7.2       Termination. The Company reserves the right to terminate this Plan at any time by resolution of its Board of Directors. Subject to Section 8.1, upon termination of this Plan, each Participant shall become fully vested in his account balance and such account balance shall become payable at the same time and in the same manner as provided in Article Five.

7.3       Former Employees. Notwithstanding any provision of the Plan to the contrary, in the event of any amendment of the Plan with respect to the payment of vested account balances or the termination of the Plan pursuant to this Article, former employees for whom accounts are then maintained under the Plan will be treated no less favorably with respect to such amendment or termination than active employees for whom accounts are then maintained under the Plan.

ARTICLE EIGHT

MISCELLANEOUS

8.1       Funding. This Plan shall be unfunded. No contributions shall be made to any separate funding vehicle. The Company may set up reserves on its books of account evidencing the liability under this Plan. To the extent that any person acquires an account balance hereunder or a right to receive payments from the Company, such right shall be no greater than the right of a general unsecured creditor.

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8.2	Limitation of Rights. Nothing in the Plan shall be construed to:
(a)	Give any Employee any right to participate in the Plan except in accordance with the provisions of the Plan;
(b)	Limit in any way the right of the Company to terminate an Employee’s employment; or
(c)	Evidence any agreement or understanding, express or implied, that the Company will employ an Employee in any particular position or at any particular rate of remuneration.

8.3       Nonalienation. No benefits under this Plan shall be pledged, assigned, transferred, sold or in any manner whatsoever anticipated, charged, or encumbered by an Employee, former Employee, or their beneficiaries, or in any manner be liable for the debts, contracts, obligations, or engagements of any person having a possible interest in the Plan, voluntary or involuntary, or for any claims, legal or equitable, against any such person, including claims for alimony or the support of any spouse.

8.4       Controlling Law. Except to the extent governed by Federal law, this Plan shall be construed in accordance with the laws of the State of Illinois in every respect, including without limitation, validity, interpretation and performance.

8.5       Text Controls. Article headings are included in the Plan for convenience of reference only, and the Plan is to be construed without any reference to such headings. If there is any conflict between such headings and the text of the Plan, the text shall control.

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